Exhibit 99.1

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 3, 2023 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual Meeting of Shareholders today. On a vote by ballot during the regular business proceedings at the meeting, shareholders approved the election of all 11 nominated directors proposed by management as listed in the Management Information Circular dated March 2, 2023.

The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Against
	#	%	#	%
Mayank (Mike) M. Ashar	1,092,093,753	97.13%	32,306,445	2.87%
Gaurdie E. Banister	1,101,302,262	97.94%	23,107,585	2.06%
Pamela L. Carter	991,212,800	88.15%	133,197,349	11.85%
Susan M. Cunningham	1,003,808,338	89.27%	120,602,209	10.73%
Gregory L. Ebel	1,086,511,838	96.63%	37,898,712	3.37%
Jason B. Few	1,100,272,840	97.85%	24,137,661	2.15%
Teresa S. Madden	1,095,319,865	97.41%	29,089,940	2.59%
Stephen S. Poloz	1,098,524,019	97.70%	25,886,530	2.30%
S. Jane Rowe	1,094,988,525	97.38%	29,421,823	2.62%
Dan C. Tutcher	1,097,307,202	97.59%	27,103,311	2.41%
Steven W. Williams	1,071,333,442	95.28%	53,075,437	4.72%

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We’re committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
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Email: media@enbridge.com	Email: investor.relations@enbridge.com